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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A (File No. 333-03715) of our report dated May 13, 2002 relating to the financial statements and financial highlights, which appears in the March 31, 2002 Annual Report to the Shareholders of the PBHG Special Equity Fund (the Nuveen NWQ Multi-Cap Value
Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" and "Independent Accountants, Custodian, and Transfer Agent" in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP


Philadelphia, PA
December 6, 2002